Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Bread Financial Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	3,075,000	$43.05	$132,378,750	$92.70 per $1,000,000	$12,271.51
Total Offering Amounts					$132,378,750		$12,271.51
Total Fee Offsets							$0.00
Net Fee Due							$12,271.51

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock of Bread Financial Holdings, Inc. (the “Registrant”) that may become issuable under the Registrant’s 2022 Omnibus Incentive Plan (the “Plan”) as a result of any future stock splits, stock dividends, recapitalizations or similar adjustments of the Registrant’s outstanding common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $43.05, based on the average of the high sales price ($44.17) and the low sales price ($41.93) for the Registrant’s common stock on the New York Stock Exchange on June 16, 2022.